Exhibit 99.1

Watsco Announces Special Dividend of $5.00 and

Regular Quarterly Dividend of 62 Cents Per Share

MIAMI, FLORIDA – (BUSINESS WIRE), October 1, 2012 – Watsco, Inc. (NYSE:WSO) announced today that the Company’s Board of Directors declared a special cash dividend of $5.00 per share, totaling approximately $172 million, and a quarterly cash dividend of 62 cents per share, both payable on October 31, 2012 to shareholders of record at the close of business on October 15, 2012.

Watsco has paid dividends for over 35 consecutive years and has paid an increasing dividend over the last 11 years. The special dividend of $5.00 represents approximately two years of dividends based on the current annual dividend rate of $2.48 per share. The Company anticipates it will continue to pay quarterly cash dividends, but on a more moderate basis beginning in 2013, subject to the Company’s financial position, government tax policy and general economic conditions.

Albert H. Nahmad, Watsco’s Chairman & Chief Executive Officer stated, “Our philosophy for sharing cash flow and the Company’s wealth through dividends continues. In particular, payment of a special dividend of this magnitude recognizes the confidence we have in our Company and our on-going capability to generate free cash flow. The convergence of our strong balance sheet, a low-cost of capital and the uncertainty of government tax policy beginning next year creates an opportunity to provide immense value to our shareholders. Our financial position will remain conservative with continued capacity to make investments in our business and build our network.”

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 575 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.